Exhibit 99.1

TCW Direct Lending Strategic Ventures LLC

Financial Statements

December 31, 2021

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS

December 31, 2021

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
DEBT
Distributors
	Animal Supply Company, LLC (fka ASC Acquisition Holdings, LLC) (1)	08/14/20	Term Loan - 9.50% inc PIK (LIBOR + 8.50%, 1.00% Floor, all PIK)	15.3%	$16,916,451	08/14/25	$16,916,451	$16,916,451
	Retail & Animal Intermediate, LLC (fka ASC Acquisition Holdings, LLC) (1) (2)	08/14/20	Subordinated Loan - 7.00% inc PIK (7.00%, Fixed Coupon, all PIK)	2.9%	20,440,788	11/14/25	17,603,045	3,229,645
				18.2%			34,519,496	20,146,096
Diversified Consumer Services
	School Specialty, Inc. (1)	09/15/20	Term Loan - 9.25% inc PIK (LIBOR + 8.00%, 1.25% Floor)	20.4%	22,500,377	09/15/25	22,389,918	22,500,377
Pharmaceuticals
	Noramco, LLC	07/01/16	Term Loan - 9.38% inc PIK (LIBOR + 8.38%, 1.00% Floor, 0.38% PIK)	26.1%	28,742,425	12/31/23	28,649,791	28,828,652
TOTAL DEBT (79.5%)				64.7%			85,559,205	71,475,125

					Shares/ Contracts		Cost	Fair Value
EQUITY
Distributors
	Animal Supply Holdings, LLC (1) (2)		Class A Common	0.0%	170,438		1,195,825	—
Diversified Consumer Services
	School Specialty, Inc. (1) (2)		Common Stock	0.0%	51,000		34,124	—
	School Specialty, Inc. (1) (2)		Class A Preferred Stock	6.9%	510,549		5,105,495	7,658,242
	School Specialty, Inc. (1) (2)		Class B Preferred Stock	0.4%	227,629		225,831	437,048
				7.3%			5,365,450	8,095,290
TOTAL EQUITY (6.4%)				7.3%			6,561,275	8,095,290
	Total Portfolio Investments (72.0%) (3) (85.9%) (3)			72.0%			92,120,480	79,570,415
							$92,120,480	$79,570,415
	Other Assets in Excess of Other Liabilities (28.0%)							30,848,098
	Members’ Capital (100.0%)							$110,418,513

(1)
As defined in the Investment Company Act of 1940, the investment is deemed to be an “affiliated” person of the Company because the Company because the Company owns, either directly or indirectly, between 5% and 25% of the portfolio company's outstanding voting securities or has the power to exercise control over management or policies of such portfolio company. Fair values as of December 31, 2020 and December 31, 2021 along with transactions during the year ended December 31, 2021 in these affiliated investments are as follows:

The accompanying notes are an integral part of these financial statements.

Name of Investments	Fair Value at December 31, 2020	Gross Additions (a)	Gross Reductions (b)	Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation)	Fair Value at December 31, 2021	Interest/ Dividend/ Other income
Animal Supply Holdings, LLC Class A Common Stock	$—	$—	$—	$—	$—	$—	$—
ASC Acquisition Holdings, LLC Subordinated Loan - 7.00%	7,313,025	—	(209,374)	—	(3,874,006)	3,229,645	(204,699)
ASC Acquisition Holdings, LLC Term Loan - 9.50%	15,509,920	1,556,065	(149,534)	—	—	16,916,451	1,724,183
School Specialty, Inc. Common Stock	—	—	—	—	—	—	—
School Specialty, Inc. Preferred Stock A	2,777,389	—	—	—	4,880,853	7,658,242	(90)
School Specialty, Inc. Preferred Stock B	—	—	—	—	437,048	437,048	13
School Specialty, Inc. Term Loan - 9.25%	21,885,964	667,715	(23,503)	—	(29,799)	22,500,377	2,186,084
Total non-controlled affiliated investments	$47,486,298	$2,223,780	$(382,411)	$—	$1,414,096	$50,741,763	$3,705,491

(a)
Gross additions include new purchases, PIK income and amortization original issue and market discounts.
(b)
Gross reductions include decreases in the cost basis from sales, paydown and the amortization of premium.
(2)
Non-income producing
(3)
The fair value of each non-controlled/non-affiliated investment was determined using significant unobservable inputs and such investment are consider to Level 3 within the Fair Value Hierarchy. See Note 3 “Investment Valuations and Fair Value Measurements.”

LIBOR - London Interbank Offered Rate, generally 1- Month or 3- Month

Geographic Breakdown of Portfolio
United States	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, total $3,002,400 and $107,979,015, respectively, for the year ended December 31, 2021. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS

December 31, 2020

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
DEBT
Distributors
	ASC Acquisition Holdings, LLC (1) (2)	08/14/20	Term Loan - 7.00% inc PIK (7.00%, Fixed Coupon, all PIK)	4.2%	19,044,337	08/03/25	$17,812,420	$7,313,025
	ASC Acquisition Holdings, LLC (2)	08/14/20	Term Loan - 9.50% inc PIK (LIBOR + 8.50%, 1.00% Floor, all PIK)	8.9%	$15,509,920	08/03/25	15,509,920	15,509,920
				13.1%			33,322,340	22,822,945
Diversified Consumer Services
	School Specialty, Inc. (2)	09/15/20	Term Loan - 9.25% inc PIK (LIBOR + 8.00%, 1.25% Floor, 4.00% PIK)	12.6%	21,885,964	09/15/25	21,745,706	21,885,964
Hotels, Restaurants & Leisure
	OTG Management, LLC	10/07/20	Incremental Delayed Draw Term Loan - 10.00% inc PIK (LIBOR + 9.00%, 1.00% Floor, 2.00% PIK)	0.6%	1,293,789	08/26/21	1,293,789	1,037,618
	OTG Management, LLC	10/07/20	Incremental Term Loan - 10.00% inc PIK (LIBOR + 9.00%, 1.00% Floor, 2.00% PIK)	1.8%	3,891,107	08/26/21	3,891,107	3,120,668
	OTG Management, LLC	06/30/16	Term Loan - 10.00% inc PIK (LIBOR + 9.00%, 1.00% Floor, 2.00% PIK)	4.9%	10,641,135	08/26/21	10,628,354	8,534,190
	OTG Management, LLC	06/30/16	Term Loan - 10.00% inc PIK (LIBOR + 9.00%, 1.00% Floor, 2.00% PIK)	15.5%	33,565,360	08/26/21	33,479,503	26,919,419
				22.8%			49,292,753	39,611,895
Information Technology Services
	ENA Holding Corporation	05/06/16	First Lien Term Loan - 10.00% inc PIK (LIBOR + 9.25%, 0.75% Floor, 4.75% PIK)	12.1%	21,086,631	05/06/21	21,051,384	20,895,891
	ENA Holding Corporation	05/06/16	Revolver - 10.00% inc PIK (LIBOR + 9.25%, 0.75% Floor, 4.75% PIK)	2.4%	4,123,377	05/06/21	4,123,377	4,086,266
				14.5%			25,174,761	24,982,157
Internet & Direct Marketing Retail
	Lulu’s Fashion Lounge, LLC	08/28/17	First Lien Term Loan - 10.50% inc PIK (LIBOR + 9.50%, 1.00% Floor, 2.50% PIK)	6.0%	10,606,637	08/28/22	10,502,480	10,479,358
Machinery
	Texas Hydraulics Holdings, Inc.	03/27/18	Term Loan - 7.00% (LIBOR + 5.75%, 1.25% Floor)	12.4%	21,520,472	03/27/23	21,376,393	21,520,472
Pharmaceuticals
	Noramco, LLC	07/01/16	Senior Term Loan - 9.38% inc PIK (LIBOR + 8.38%, 1.00% Floor, 0.38% PIK)	15.6%	28,693,775	12/31/23	28,554,507	27,115,618
TOTAL DEBT (97.0%)				97.0%			189,968,940	168,418,409

The accompanying notes are an integral part of these financial statements.

SCHEDULE OF INVESTMENTS (continued)

December 31, 2020

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Shares/ Contracts	Cost	Fair Value
EQUITY
Distributors
	Animal Supply Holdings LLC (1) (2)		Class A Common	0.0%	170,438	$1,195,825	$—
Diversified Consumer Services
	School Specialty, Inc. (1) (2)		Common Stock	0.0%	51,000	34,124	—
	School Specialty, Inc. (1) (2)		Class A Preferred Stock	1.6%	510,549	5,105,495	2,777,389
	School Specialty, Inc. (1) (2)		Class B Preferred Stock	0.0%	227,629	225,831	—
				1.6%		5,365,450	2,777,389
TOTAL EQUITY (1.6%)				1.6%		6,561,275	2,777,389
	Total Portfolio Investments (98.6%) (3)			98.6%		196,530,215	171,195,798
	Cash Equivalents (5.5%)
	Blackrock Liquidity Funds Fed Fund - Institutional Shares, Yield 0.01%			5.5%	9,618,436	9,618,436	9,618,436
						$206,148,651	$180,814,234
	Other Liabilities in Excess of Other Assets (-4.1%)						(7,201,874)
	Members’ Capital (100.0%)						$173,612,360

(1)
Non-income producing
(2)
As defined in the investment Company Act of 1940, the investment is deemed to be an “affiliated person” of the Company owns, either directly or indirectly, between 5% and 25% of the portfolio company's outstanding voting securities or has the power to exercise control over management or policies of such portfolio company. Fair value as of December 31, 2019 and December 31, 2020 along with transactions during the year ended December 31, 2020 in these affiliated investment are as follows:

					Net Change in
	Fair Value at				Unrealized	Fair Value at	Interest/
Name of Investments	December 31, 2019	Gross Additions (a)	Gross Reductions (b)	Realized Gain (Loss)	Appreciation (Depreciation)	December 31, 2020	Dividend/ Other income
Animal Supply Holdings, LLC Class A Common Stock	$—	$1,195,825	$—	$(538,610)	$(657,215)	$—	$—
ASC Acquisition Holdings, LLC Term Loan - 11.80%	12,905,674	1,142,408	(18,387,262)	—	4,339,180	—	1,304,380
ASC Acquisition Holdings, LLC Term Loan - 7.00%	—	17,812,420	—	—	(10,499,395)	7,313,025	363,558
ASC Acquisition Holdings, LLC Term Loan - 9.50%	—	15,529,244	(19,324)	—	—	15,509,920	1,121,838
School Specialty, Inc. Common Stock	—	37,439	—	(3,315)	(34,124)	—	—
School Specialty, Inc. Delayed Draw Term Loan - 16.75%	2,386,220	226,058	(2,756,514)	—	144,236	—	224,880
School Specialty, Inc. Preferred Stock A	—	5,105,495	—	—	(2,328,106)	2,777,389	—
School Specialty, Inc. Preferred Stock B	—	225,831	—	—	(225,831)	—	—
School Specialty, Inc. Term Loan - 9.75%	—	21,745,706	—	—	140,258	21,885,964	684,876
School Specialty, Inc. Term Loan A - 16.75%	17,916,690	1,939,811	(18,948,073)	(1,800,617)	892,189	—	1,905,388
School Specialty, Inc. Warrant	78,842	—	—	(78,935)	93	—	—
Total non-controlled affiliated investments	$33,287,426	$64,960,237	$(40,111,173)	$(2,421,477)	$(8,228,715)	$47,486,298	$5,604,920

(a)
Grass additions include new purchases, PIK income and original issue and market discount.

The accompanying notes are an integral part of these financial statements.

(b)
Grass reductions include decreases in the cost basis from sales, paydown and the amortization of premium.
(1)
Non-income producing
(2)
The fair value of each non-affiliated investment was determined using significant unobservable inputs and such investment are consider to Level 3 within the Fair Value Hierarchy.

LIBOR - London Interbank Offered Rate, generally 1-Month or 3-Month

Geographic Breakdown of Portfolio
United States	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $31,240,131 and $234,445,286, respectively, for the year ended December 31, 2020.

Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal payloads on and maturities of debt investments.

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF ASSETS AND LIABILITIES

	As of	As of
	December 31,	December 31,
	2021	2020
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (amortized cost of $28,649 and $134,901, respectively)	$28,828	$123,710
Non-controlled affiliated investments (amortized cost of $63,471 and $61,629, respectively)	50,742	47,486
Cash and cash equivalents	30,554	16,966
Interest receivable	220	1,270
Prepaid and other assets	92	162
Total Assets	$110,436	$189,594
Liabilities
Sub-administrator and custody fees payable	$15	$64
Audit fees payable	3	—
Credit facility payable	—	15,131
Interest and credit facility expenses payable	—	786
Other fees payable	—	1
Total Liabilities	$18	$15,982
Members’ Capital	$110,418	$173,612
Commitments and Contingencies (Note 8)
Members’ Capital
Preferred members	$110,418	$173,612
Members’ Capital	$110,418	$173,612

			Noncontrolling
			interest in
Members’ Capital Represented by:	Preferred Members	Common Members	consolidated subsidiary fund	Members’ Capital
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(545,879)	(1,000)	(4,235)	(551,114)
Cumulative net income, before organization costs	202,018	704	728	203,450
Organization costs	—	(704)	—	(704)
Total Members’ Capital as of December 31, 2021	$110,418	$—	$—	$110,418

			Noncontrolling
			interest in
Members’ Capital Represented by:	Preferred Members	Common Members	consolidated subsidiary fund	Members’ Capital
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(457,278)	(1,000)	(4,235)	(462,513)
Cumulative net income, before organization costs	176,611	704	728	178,043
Organization costs	—	(704)	—	(704)
Total Members’ Capital as of December 31, 2020	$173,612	$—	$—	$173,612

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF OPERATIONS

	For the	For the	For the
	Year Ended	Year Ended	Year Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Investment Income:
Non-controlled/non-affiliated investments:
Interest income	$8,406	$24,415	$69,037
Interest income paid-in-kind	808	4,703	2,925
Fee income	21	107	1,129

Non-controlled affiliated investments:
Interest income	1,496	3,972	—
Interest income paid-in-kind	2,194	1,633	—
Fee income	15	—	—
Total investment income	12,940	34,830	73,091

Expenses:
Interest and credit facility expenses	281	8,748	15,928
Sub-administrator and custody fees	122	260	402
Insurance fees	99	94	96
Audit fees	63	58	91
Valuation fees	49	103	137
Tax service fee	20	19	17
Other	2	3	4
Total expense	636	9,285	16,675
Net investment income	12,304	25,545	56,416

Net realized and unrealized gain/(loss) on investments
Net realized gain/(loss):
Non-controlled/non-affiliated investments	318	1,883	6,042
Non-controlled affiliated investments	—	(2,421)	—
Net change in unrealized appreciation/(depreciation):
Non-controlled/non-affiliated investments	11,370	(2,824)	(21,915)
Non-controlled affiliated investments	1,414	(8,229)	—
Net realized and unrealized gain/(loss) on investments	13,102	(11,591)	(15,873)
Net increase in Members’ Capital from operations	$25,406	$13,954	$40,543

Net increase in Members’ Capital from operations attributable to the Preferred Members from operations	$25,406	$13,954	$40,543

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

			For the
			Year Ended
			December 31, 2021
			Noncontrolling
			interest in
			consolidated
	Preferred Members	Common Members	subsidiary fund	Total
Members’ Capital, beginning of period	$173,612	$—	$—	$173,612
Net increase (decrease) in Members’ Capital resulting from operations:
Net investment income	12,304	—	—	12,304
Net realized gain/(loss) on investments	318	—	—	318
Net change in unrealized appreciation/(depreciation) on investments	12,784	—	—	12,784
Net decrease in Members’ Capital resulting from capital activity:
Distributions to Members	(88,600)	—	—	(88,600)
Total decrease in Members’ Capital	(63,194)	—	—	(63,194)
Members’ Capital, end of period	$110,418	$—	$—	$110,418

			For the
			Year Ended
			December 31, 2020
			Noncontrolling
			interest in
			consolidated
	Preferred Members	Common Members	subsidiary fund	Total
Members’ Capital, beginning of period	$244,658	$—	$—	$244,658
Net increase (decrease) in Members’ Capital resulting from operations:
Net investment income	25,545	—	—	25,545
Net realized gain/(loss) on investments	(538)	—	—	(538)
Net change in unrealized appreciation/(depreciation) on investments	(11,053)	—	—	(11,053)
Net decrease in Members’ Capital resulting from capital activity:
Distributions to Members	(85,000)	—	—	(85,000)
Total decrease in Members’ Capital	(71,046)	—	—	(71,046)
Members’ Capital, end of period	$173,612	$—	$—	$173,612

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

			For the
			Year Ended
			December 31, 2019
			Noncontrolling
			interest in
			consolidated
	Preferred Members	Common Members	subsidiary fund	Total
Members’ Capital, beginning of period	$325,315	$—	$—	$325,315
Net increase (decrease) in Members’ Capital resulting from operations:
Net investment income	56,416	—	—	56,416
Net realized gain/(loss) on investments	6,042	—	—	6,042
Net change in unrealized appreciation/(depreciation) on investments	(21,915)	—	—	(21,915)
Net decrease in Members’ Capital resulting from capital activity:
Distributions to Members	(121,200)	—	—	(121,200)
Total decrease in Members’ Capital	(80,657)	—	—	(80,657)
Members’ Capital, end of period	$244,658	$—	$—	$244,658

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF CASH FLOWS

	For the	For the	For the
	Year Ended	Year Ended	Year Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Cash Flows from Operating Activities
Net increase in members’ capital resulting from operations	$25,406	$13,954	$40,543
Adjustments to reconcile the net increase in members’ capital resulting from operations to net cash provided by (used in) operating activities:
Purchases of investments	—	(24,904)	(9,365)
Proceeds from sales and paydowns of investments	107,979	234,445	198,189
Net realized (gain)/loss on investments	(318)	538	(6,042)
Net change in unrealized (appreciation)/depreciation on investments	(12,784)	11,053	21,915
Interest paid-in-kind	(3,002)	(6,336)	(2,925)
Accretion of discount	(249)	(1,709)	(14,052)
Increase (decrease) in operating assets and liabilities:
(Increase) decrease in interest receivable	1,050	1,036	1,487
(Increase) decrease in prepaid and other assets	70	(119)	(3)
Increase (decrease) in sub-administrator and custody fees payable	(49)	(194)	127
Increase (decrease) in audit fees payable	3	0	(50)
Increase (decrease) in interest and credit facility expenses payable	(786)	(1,679)	(394)
Increase (decrease) in other fees payable	(1)	1	(1)
Net cash (used in) provided by operating activities	117,319	226,086	229,429
Cash Flows from Financing Activities
Distributions to Members	(88,600)	(85,000)	(121,200)
Repayments of credit facility	(15,131)	(190,869)	(68,000)
Net cash (used in) provided by financing activities	(103,731)	(275,869)	(189,200)
Net increase (decrease) in cash	13,588	(49,783)	40,229
Cash and cash equivalents, beginning of period	16,966	66,749	26,520
Cash and cash equivalents, end of period	$30,554	$16,966	$66,749
Supplemental disclosure of cash flow information and non-cash financing activities
Credit facility - interest and unused fee paid	$1,032	$10,367	$16,226
Credit facility - administrative fee paid	$—	$45	$45
Credit facility - surveillance paid	$35	$15	$50

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2021

1.
ORGANIZATION

Investment Objective: TCW Direct Lending Strategic Ventures LLC (the "Fund") is a closed-end investment company formed as a Delaware limited liability company for the purpose of investing in corporate senior secured middle-market floating rate loans. Investments may include other loans and securities received as a result of the restructuring, workout or bankruptcy of an existing loan.

Limited Liability Company Agreement: The Amended and Restated Limited Liability Company agreement (the “Agreement”), dated June 5, 2015, was entered into by and among TCW Direct Lending LLC, an affiliated fund (also known as the “BDC”) and two third-party members (the “Third-Party Members”). The BDC and each Third-Party Member own a Preferred Membership Interest (collectively the “Preferred Members”) and a Common Membership Interest (collectively the “Common Members”) (together, the “Members”). The BDC owns 80% of the Preferred and Common Membership Interests and the Third-Party Members own the remaining 20% of Preferred and Common Membership Interests. The initial closing date of the Fund was June 5, 2015 (“Initial Closing Date”).

The Agreement amends and restates the original agreement, dated May 26, 2015 that the BDC entered into as the sole member of the Fund.

Term: The Fund will continue until the sixth anniversary of the Initial Closing Date unless dissolved earlier or extended for two additional one-year periods by the BDC, in its sole discretion upon notice to the Management Committee. Thereafter, the term of the Fund may be extended by the BDC for additional one-year periods, in each case with the prior consent of the Management Committee. On February 25, 2021, the Management Committee approved a one year extension of the term of the Fund to June 5, 2022.

Commitment Period: The Commitment Period commenced on June 5, 2015, the Initial Closing Date, and ended June 5, 2019, the third anniversary of the Initial Closing Date. In accordance with the Fund’s Limited Liability Company Agreement, the Fund may complete investment transactions that were significantly in process as of the end of the Commitment Period and which the Fund reasonably expects to be consummated prior to 90 days subsequent to the expiration date of the Commitment Period. The Fund may also affect follow-on investments in existing portfolio companies.

Management Committee: Pursuant to the Agreement, the Management Committee of the Fund has exclusive responsibility for the management, policies and control of the Fund. The BDC and one of the two Third-Party Members, collectively, each appointed one voting member of the Management Committee. The Management Committee can act on behalf and in the name of the Fund to implement the objectives of the Fund and exercise any rights and powers the Fund may possess. The Management Committee will authorize portfolio investment activity, transactions between the Fund and the BDC, and other Members and borrowings of the Fund.

Administration Agreement: The Fund entered into an Administration Agreement with TCW Asset Management Company LLC (“TAMCO”), dated June 5, 2015 to furnish, or arrange for others to furnish, administrative services necessary for the operation of the Fund. In connection therein, TAMCO, as Administrator retained the services of State Street Bank and Trust Company to assist in providing certain administrative, accounting, operational, investor and financial reporting services for the Fund.

Custody Services Agreement: The Fund entered into a Custody Services Agreement dated June 3, 2015 with State Street Bank and Trust Company to provide custodian services for the Fund.

Capital Commitments: Commitments from the Preferred Members and Preferred Members as Common Members are as follows. The commitment amount funded does not include amounts contributed in anticipation of a potential investment that the Fund did not consummate and therefore returned to the Members as unused capital. As of December 31, 2021, aggregate commitments and commitments funded were as follows:

	Committed Capital	Commitments Funded	Percentage Funded
Preferred Membership Interests	$600,000,000	$454,279,088	75.7%
Common Membership Interests	2,000,000	1,000,000	50.0%
Total	$602,000,000	$455,279,088

Recallable Amounts: Each Preferred Member may be required to re-contribute amounts previously distributed equal to 100% of distributions of proceeds during the Commitment Period representing a return of capital contributions made in respect of the Preferred Membership Interest. The recallable amounts as of December 31, 2021 were as follows:

	Recallable Amounts	Recallable Amounts Funded	Percentage Funded
Preferred Membership Interests	$127,837,000	none	n/a

2.
SIGNIFICANT ACCOUNTING POLICIES

The Fund is an investment company following the accounting and reporting guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 946 Financial Services – Investment Companies.

Basis of Presentation: The Fund’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for investment companies.

Use of Estimates: The preparation of the accompanying financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting year. Actual results could differ from those estimates.

Investments: The Fund records investment transactions on the trade date. The Fund considers trade date for investments not traded on a recognizable exchange, or traded in the over-the-counter markets, to be the date on which the Fund receives legal or contractual title to the asset and bears the risk of loss.

Income Recognition: Interest and unused commitment fee income are recorded on an accrual basis unless doubtful of collection or the related investment is in default. Realized gains and losses on investments are recorded on a specific identification basis. Amendment, consent, waiver and forbearance fees received in exchange for a concession that result in a change in yield are recognized immediately when earned as interest income. The Fund typically receives a fee in the form of a discount to the purchase price at the time it funds an investment in a loan. The discount is accreted to interest income over the life of the respective loan, as reported in the Statement of Operations, and reflected in the amortized cost basis of the investment. Discounts associated with a revolver as well as fees associated with a delayed draw that remains unfunded are treated as a discount to the issuers’ term loan. Fee income received from the Adviser that the Adviser received from a portfolio company for services rendered, are recognized immediately as income.

Cash and Cash Equivalents: The Fund considers cash equivalents to be liquid investments, including money market funds or individual securities purchased with an original maturity of three months or less. Cash and cash equivalents held by the Fund are generally comprised of money market funds and demand deposits, valued at cost, which approximates fair value.

Income Taxes: The Fund is exempt from federal and state income taxes and, consequently, no income tax provision has been made in the accompanying financial statements.

The Fund has invested in numerous jurisdictions and is therefore subject to varying policies and statutory time limitations with respect to examination of tax positions. The Fund reviews and evaluates tax positions in its major jurisdictions and determines whether or not there are uncertain tax positions that require financial statement recognition.

The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as an income tax expense in the Statement of Operations. As of and during the years ended December 31, 2021 and 2020, the Fund did not have a liability for any unrecognized tax benefits, nor did it recognize any interest and penalties related to unrecognized tax benefits.

The Fund is subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state tax authorities for returns filed for the prior four years.

Recent Accounting Pronouncements: In January 2021, the Financial Accounting Standards Board issued Accounting Standards Update No. 2021-01 (“ASU 2021-01”), “Reference Rate Reform (Topic 848).” ASU 2021-01 is an update of ASU 2020-04, which is in response to concerns about structural risks of interbank offered rates, and particularly the risk of cessation of LIBOR; regulators have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. ASU 2020-04 provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. ASU 2020-04 is elective and applies to all entities, subject to meeting certain criteria, that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The ASU 2021-01 update clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. The amendments in this update are effective immediately through December 31, 2022, for all entities. Management is currently evaluating the implications, if any, of the additional requirements and its impact on the Fund’s financial statements.

Subsequent Events: The Management Committee evaluated the activity of the Fund through March 29, 2022, the date that the financial statements are available to be issued, and have concluded that no other subsequent events have occurred that would require recognition or disclosure other than those described below.

On February 1, 2022, the Management Committee approved a one year extension of the term of the Fund to June 5, 2023.

3.
INVESTMENT VALUATIONS AND FAIR VALUE MEASUREMENTS

Investments at Fair Value: Investments held by the Fund for which market quotes are readily available are valued at fair value. Fair value is generally determined on the basis of last reported sales price or official closing price on the primary exchange in which each security trades, or if no sales are reported, based on the midpoint of the valuation range obtained for debt investments from a quotation reporting system, established market makers or pricing service. Investments held by the Fund for which market quotes are not readily available or market quotations are not considered reliable are valued at fair value by the Management Committee based on similar instruments, internal assumptions and the weighting of the best available pricing inputs.

Fair Value Hierarchy: Assets and liabilities are classified by the Fund based on valuation inputs used to determine fair value into three levels.

Level 1 values are based on unadjusted quoted market prices in active markets for identical assets.

Level 2 values are based on significant observable market inputs, such as quoted prices for similar assets and quoted prices in inactive markets or other market observable inputs.

Level 3 values are based on significant unobservable inputs that reflect the Fund’s determination of assumptions that market participants might reasonably use in valuing the assets.

Categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation levels are not necessarily an indication of the risk associated with investing in these securities.

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2021.

Investments	Level 1	Level 2	Level 3	Total
Debt	$—	$—	$71,475,125	$71,475,125
Equity	—	—	8,095,290	8,095,290
Total Assets	$—	$—	$79,570,415	$79,570,415

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2020.

Investments	Level 1	Level 2	Level 3	Total
Debt	$—	$—	$168,418,409	$168,418,409
Equity	—	—	2,777,389	2,777,389
Cash equivalents	9,618,436	—	—	9,618,436
Total Assets	$9,618,436	$—	$171,195,798	$180,814,234

The following table provides a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the year ended December 31, 2021:

	Debt	Equity
Balance at December 31, 2020	$168,418,409	$2,777,389
Accreted Discounts	249,179	—
Purchases[1]	3,002,400	—
Sales and paydowns	(107,979,015)	—
Realized gain/(loss)	317,702	—
Change in unrealized appreciation/(depreciation)	7,466,450	5,317,901
Balance at December 31, 2021	$71,475,125	$8,095,290
Change in unrealized appreciation/(depreciation) in investments still held as of December 31, 2021	$(2,286,055)	$5,317,901

1 Purchases of Debt include payment-in-kind (PIK) interest of $3,002,400.

During the year ended December 31, 2021, the Fund did not have any transfers between levels.

The following table provides a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the year ended December 31, 2020:

	Debt	Equity
Balance at December 31, 2019	$384,203,968	$78,842
Accreted Discounts	1,708,766	—
Purchases[1]	24,675,541	6,564,590
Sales and paydowns	(234,445,286)	—
Realized gain/(loss)	82,872	(620,860)
Change in unrealized appreciation/(depreciation)	(7,807,452)	(3,245,183)
Balance at December 31, 2020	$168,418,409	$2,777,389
Change in unrealized appreciation/(depreciation) in investments still held as of December 31, 2020	$(7,471,530)	$(3,245,183)

1 Purchases of Debt include payment-in-kind (PIK) $6,336,438.

During the year ended December 31, 2020, the Fund did not have any transfers between levels.

Level 3 Assets (Investments): The following valuation techniques and significant inputs are used to determine fair value of investments in private debt for which reliable market quotations are not available. Some of the inputs are independently observable however, a significant portion of the inputs and the internal assumptions applied are unobservable.

Debt, (Level 3), includes investments in privately originated senior secured debt. Such securities are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A discounted cash flow approach incorporating a weighted average cost of capital is generally used to determine fair value or, in some cases, an enterprise value waterfall method. Valuation may also include a shadow rating method. Standard pricing inputs include but are not limited to the financial health of the issuer, place in the capital structure, value of other issuer debt, credit, industry, and market risk and events.

Equity, (Level 3), includes common stock, preferred stock and warrants. Such securities are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A market approach is generally used to determine fair value. Pricing inputs include, but are not limited to, financial health, and relevant business developments of the issuer; EBITDA, market multiples of comparable companies, comparable market transactions and recent trades or transactions; issuer, industry and market events; contractual or legal restrictions on the sale of the security. When a Black-Scholes pricing model is used, the pricing model takes into account the contract terms as well as multiple inputs, including: time value, implied volatility, equity prices and interest rates. A liquidity discount based on current market expectations, future events, minority ownership position and the period management reasonably expects to hold the investment may be applied.

Pricing inputs and weightings applied to determine value require subjective determination. Accordingly, valuations do not necessarily represent the amounts that may eventually be realized from sales or other dispositions of investments.

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2021.

Investment Type	Fair Value at December 31, 2021	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$28,828,652	Income Method	Discount Rate	8.9% to 10.7%	9.8%	Decrease
Debt	22,500,377	Market Method	EBITDA Multiple	5.9x to 6.9x	N/A	Increase
Debt	20,146,096	Market Method	EBITDA Multiple	8.8x to 9.8x	N/A	Increase
			Revenue Multiple	0.2x to 0.2x	N/A	Increase
Total Debt	$71,475,125
Equity	$8,095,290	Market Method	EBITDA Multiple	5.9x to 6.9x	N/A	Increase
Equity	—	Market Method	EBITDA Multiple	8.8x to 9.8x	N/A	Increase
			Revenue Multiple	0.2x to 0.2x	N/A	Increase
Total Equity	$8,095,290

Total Investment	$79,570,415

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2020.

Investment Type	Fair Value at December 31, 2020	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$84,097,605	Income Method	Discount Rate	5.8% to 14.0%	10.6%	Decrease
Debt	62,434,840	Market Method	EBITDA Multiple	5.25x to 9.50x	N/A	Increase
			Revenue Multiple	0.18x to 1.60x	N/A	Increase
Debt	21,885,964	Income Method	Discount Rate	22.0% to 24.0%	N/A	Decrease
		Market Method	EBITDA Multiple	3.50x to 4.50x	N/A	Increase
			Revenue Multiple	0.20x to 0.40x	N/A	Increase
Total Debt	$168,418,409
Equity	$—	Market Method	EBITDA Multiple	5.25x to 6.25x	N/A	Increase
			Revenue Multiple	0.18x to 0.23x	N/A	Increase
Equity	2,777,389	Income Method	Discount Rate	22.0% to 24.0%	N/A	Decrease
		Market Method	EBITDA Multiple	3.50x to 4.50x	N/A	Increase
			Revenue Multiple	0.20x to 0.40x	N/A	Increase
Total Equity	$2,777,389

Total Investment	$171,195,798

4.
ALLOCATIONS AND DISTRIBUTIONS

Allocation of profit and loss: Income, expenses, gains and losses of the Fund are allocated among the Members in such a manner that, at the end of each period, each Member’s capital account is equal to the respective net amount, positive or negative, which would be distributed to such Member if the Fund were to liquidate the assets of the Fund for an amount equal to book value and distribute the proceeds in a manner consistent with the distribution priorities described in the Agreement.

Distribution: Interest, dividends, and other cash flow received by the Fund in respect of Portfolio Investments (“Interest Amounts”) and proceeds attributable to the repayment or disposition of Portfolio Investments (“Proceeds”) received by the Fund are distributed by the Fund to the Members to the extent that such Interest Amounts and Proceeds are available to the Fund after the application of the priority of payments stipulated in the Credit Agreement and after taking into account reserves and working capital needs.

Interest Amounts available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First, one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends.

Second, one-hundred percent (100%) to the payment of Fund expenses; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members

equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interest.

Proceeds available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First, one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends,

Second, one-hundred percent (100%) to the Preferred Members pro rata based on, and up to the amount of, their respective Unreturned Contributions; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interests.

Preferred Member Dividends: Each Preferred Membership Interest is entitled to quarterly dividends at a rate equal to LIBOR plus 6.50% per annum (subject to a LIBOR floor of 1.5% per annum) of the Unreturned Contributions associated with their Preferred Membership Interest. Dividends are cumulative and paid when declared by the Management Committee.

Unreturned Contributions: With respect to any Member in respect of each class such Member holds, an amount equal to the excess, if any, of (a) the aggregate contributions of such Member over (b) the aggregate amount distributed to such Member from Proceeds (other than amounts paid in respect of dividends to such Member).

5.
FUND EXPENSES

The Fund is responsible for all costs and expenses which include organizational expenses, operating expenses; investigative, travel, legal and other transactional expenses incurred with respect to the acquisition, formation, holding and disposition of the Fund’s Portfolio Investments or incurred in connection with Portfolio Investments or transactions not consummated; costs and expenses relating to the liquidation of the Fund; taxes, or extraordinary expenses (such as litigation expenses and indemnification payments to either the Management Committee or the Administrative Agent); valuation-related costs and expenses; and all other costs and expenses of the Fund’s operations, administration and transactions.

Organizational Expenses: Organization expenses will be paid from capital contributions called from the holders of Common Membership Interests. As of December 31, 2021 and December 31, 2020, organization expenses paid inception-to-date total $704,290.

Portfolio Investment Expenses: Expenses related to Portfolio Investments will be paid from capital contributions called from Preferred Membership Interests.

Fund Expenses: Other Fund expenses including those related to unconsummated investments will be paid first from Interest Amounts as provided for in the above Distribution footnote. To the extent that such Interest Amounts are insufficient or unavailable to pay expenses when due, such expenses will be paid from capital contributions called from the holders of Common Membership Interests provided that the aggregate amount called for Fund expenses (including organizational expenses) does not exceed $2 million. To the extent that the foregoing sources of payment are insufficient or unavailable to pay when due, such expenses will be paid from capital contributions called from the Preferred Members.

6.
ADVISER FEE INCOME

Any (i) transaction, advisory, consulting, management, monitoring, directors' or similar fees, (ii) closing, investment banking, finders', transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to Portfolio Companies or prospective Portfolio Companies in connection with the Fund's activities will be allocated pro rata among the Fund and any other funds or accounts advised by the Adviser participating in such investment and the Fund's share will be the property of the Fund. Notwithstanding the foregoing, for administrative or other reasons, certain fees described in clauses (i) through (iv) above (including any fees for administrative agent services provided by the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by the Fund) may be paid to the Adviser or the affiliate (rather than directly to the Fund), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the Portfolio Company) shall be paid to the Fund.

Since inception of the Fund through December 31, 2021, 2020 and 2019 the Adviser was paid directly $1,716,515, $1,680,211 and $1,573,043, respectively, of which $36,304 and $107,168 were paid during the years ended December 31, 2021 and 2020, respectively. Since inception of the Fund through December 31, 2021, 2020 and 2019 the Fund has recognized $1,716,515, $1,680,211 and $1,573,043, respectively, of these fees.

7.
REVOLVING CREDIT AGREEMENT

On June 5, 2015, the Fund, as borrower entered into a Credit Facility with Cortland Capital Market Services LLC, as administrative agent and various financial institutions (the “Lending Group”) to make loans (Advances) to the Fund for the purpose of funding eligible investments. Effective August 21, 2015, the Credit Agreement was amended to increase the Credit Facility to $600 million (“Facility Amount”) from $500 million. The Commitment Period to make an Advance ends on the earlier of the end of the (i) Investment Period and (ii) the Facility Maturity Date. The Investment Period ended on June 5, 2018. The Facility Maturity Date is June 4, 2021 and may be extended pursuant to the Credit Agreement or end earlier if the Facility Amount is reduced to zero or the Advances automatically become due and payable. On April 30, 2021, the Fund terminated the Credit Facility and all Advances outstanding were repaid in full.

The lender has a priority interest in the interest, dividends and other cash flow received by the Fund (Interest Amounts) and proceeds attributable to the repayment or disposition of Portfolio Investments (Proceeds) received by the Fund as described in Note 4.

As of December 31, 2021, there were no Advances outstanding. As of December 31, 2020 and 2019, there were $15,131,282 and $206,000,000, respectively, in Advances outstanding, which approximated fair value.

Interest was payable at a rate equal to LIBOR plus 3.50% per annum (subject to a LIBOR floor of 1.50%) on the amount of Advances outstanding. The Fund received a rating from an approved rating agency commensurate with the rate of interest paid by the Fund. As of December 31, 2020 and 2019 the all-in rate of interest was 5.00% and 5.41%, respectively.

Whenever the Fund was paid an origination, structuring, or similar upfront fee by the obligor of an eligible investment, the Lending Group was entitled to an origination fee equal to 0.75% of the eligible investment funded with the proceeds of Advances.

The summary information regarding the Credit Facility for the years ended December 31, 2021, 2020 and 2019 was as follows (dollar amounts in thousands):

	Year Ended December 31,
	2021	2020	2019
Credit facility interest expense	$246	$8,688	$15,833
Unused fees	—	—	—
Administrative fees	—	45	45
Origination expense	—	—	—
Surveillance expense	35	15	50
Total	$281	$8,748	$15,928
Weighted average interest rate	5.00%	5.11%	5.92%
Average outstanding balance	$4,933,212	$169,861,472	$267,490,411

As of December 31, 2021, 2020 and 2019, the Fund has complied with the covenant requirements detailed in the Credit Agreement.

8.
COMMITMENTS AND CONTINGENCIES

At December 31, 2021, the Fund did not have any unfunded commitments.

At December 31, 2020, the Fund did not have any unfunded commitments.

In the normal course of business, the Fund enters into contracts which provide a variety of representations and warranties, and general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Fund under these arrangements is unknown as it would involve future claims that may be made against the Fund; however, based on the Fund’s experience, the risk of loss is remote and no such claims are expected to occur. As such, the Fund has not accrued any liability in connection with such indemnifications.

9.
FINANCIAL HIGHLIGHTS

The following summarizes the Fund’s financial highlights for the years ended December 31, 2021, 2020, 2019, 2018 and 2017:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
	Members	Members	Members	Members	Members
As a percentage of average members’ capital
Net investment income ratio (annualized) [1]	7.86%	12.56%	18.39%	12.14%	10.34%
Expense ratios (annualized) [1]
Operating expenses	0.41%	4.57%	5.44%	5.54%	5.44%
Total expense ratio	0.41%	4.57%	5.44%	5.54%	5.44%

1 The net investment income and expense ratio are calculated for the Members taken as a whole.

The Internal Rates of Return (IRR) since inception of the Members, after financing costs and other operating expenses are 12.1%, 11.7%, 12.2%, 11.8% and 10.6% through December 31, 2021, 2020, 2019, 2018, and 2017, respectively.

The IRR is computed based on cash flow due dates contained in notices to Members (contributions from and distributions to the Members) and the net assets (residual value) of the Members’ capital account at year end and is calculated for the Members taken as a whole.

The IRR is calculated based on the fair value of investments using principles and methods in accordance with GAAP and does not necessarily represent the amounts that may be realized from sales or other dispositions. Accordingly, the return may vary significantly upon realization.

INDEPENDENT AUDITOR’S REPORT

To TCW Direct Lending Strategic Ventures LLC
(A Delaware Limited Liability Company):

Opinion

We have audited the accompanying financial statements of TCW Direct Lending Strategic Ventures LLC (the “Fund”), which comprise the statement of assets and liabilities, including the schedule of investments, as of December 31, 2021 and 2020, and the related statements of operations, changes in members’ capital, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Fund as of December 31, 2021 and 2020, and the results of its operations, changes in members’ capital, and cash flows for each of the three years in the period ended December 31, 2021 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of American (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Fund and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements..

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern for a reasonable period of time

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Los Angeles, California

March 29, 2022

ADMINISTRATION

ADMINISTRATOR

TCW Asset Management Company

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

(212) 771-4000

PORTFOLIO MANAGER

Richard T. Miller

Group Managing Director

INDEPENDENT AUDITORS

Deloitte & Touche LLP

555 West 5th Street

Los Angeles, CA 90013

CUSTODIAN

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

SUB-ADMINISTRATOR

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111